UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 11, 2007

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc. (“Roberts Realty”), the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. Roberts Realty owns a 76.4% interest in the operating partnership and is its sole general partner. Roberts Realty enters into contractual commitments in the normal course of business with Roberts Properties Construction, Inc. (“Roberts Construction”), which is wholly owned by Mr. Charles S. Roberts, the registrant’s President, Chief Executive Officer and Chairman of the Board.

The operating partnership owns a 0.8-acre undeveloped commercial site located at 11705 Jones Bridge Road, Johns Creek, Georgia, adjacent to Roberts Realty’s Addison Place Shops retail center. On May 11, 2007, the operating partnership entered into a construction agreement between the operating partnership and Roberts Construction to build on the site a 5,088 square foot retail building for lease. The audit committee of the registrant’s board of directors approved the forms, terms and conditions of the construction agreement, which is consistent with previous agreements between the operating partnership and Roberts Construction for construction services.

The construction agreement provides for the construction of a 5,088 square foot retail building for the cost of constructing the project plus 10%, payable monthly beginning with the start of construction. Roberts Construction will construct the project in accordance with approved plans and specifications.

Item 9.01   Financial Statements and Exhibits.

(c)        Exhibits

Exhibit No.	Exhibit

10.1	Construction Agreement by and between Roberts Properties Residential, L.P. and Roberts Properties
Construction, Inc. dated May 11, 2007 (Addison Place Shops).

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: May 11, 2007	By: /s/ Charles R. Elliott Charles R. Elliott Chief Financial Officer

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